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                                                                      Exhibit 12

                 John Deere Capital Corporation and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges

                             (thousands of dollars)

                                                       For the Years Ended October 31,
                                ----------------------------------------------------------------------------
                                  2001             2000             1999            1998              1997
                                --------         --------         --------        --------          --------
Earnings:

  Income before income
    taxes and changes
    in accounting               $245,662         $216,712         $235,760        $233,534          $211,251

  Fixed charges                  459,348          447,169          366,102         373,236           330,648
                                --------         --------         --------        --------          --------

    Total earnings              $705,010         $663,881         $601,862        $606,771          $541,899
                                ========         ========         ========        ========          ========

Fixed charges:

  Interest expense              $452,032         $440,220         $360,925        $368,381          $326,866

  Rent expense                     7,316            6,949            5,177           4,856             3,782
                                --------         --------         --------        --------          --------

    Total fixed charges         $459,348         $447,169         $366,102        $373,236          $330,648
                                ========         ========         ========        ========          ========

Ratio of earnings to
   fixed charges *                  1.53             1.48             1.64            1.63              1.64
                                ========         ========         ========        ========          ========

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"Earnings" consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense under capitalized leases which is deemed to be representative of the interest factor and rental expense under operating leases.

* The Company has not issued preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.